Exhibit 10.12

RILEY EXPLORATION PERMIAN, INC.

2019 LONG TERM INCENTIVE PLAN

FORM OF RESTRICTED STOCK AGREEMENT

(Time Vesting)

Grant Date:	______________________ (the “Grant Date”)

Name of Grantee:	_________________ (the “Grantee” or “you”)

Number of Restricted Shares subject to Award:	_________________ (the “Restricted Shares”)

This Restricted Stock Agreement (Time Vesting) (“Agreement”) is made and entered into as of the Grant Date by and between Riley Exploration Permian, Inc., a Delaware corporation (the “Company”), and you.

WHEREAS, the Company adopted the Riley Exploration Permian, Inc., 2019 Long Term Incentive Plan (as amended from time to time, the “Plan”), under which the Company is authorized to grant equity-based awards to certain employees and service providers of the Company;

WHEREAS, the Company, in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company, agrees to grant you this award of Restricted Stock;

WHEREAS, you acknowledge that a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the award of Restricted Stock granted pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1. The Grant. Subject to the conditions set forth below, the Company hereby grants you, effective as of the Grant Date, as a matter of separate inducement and not in lieu of any salary or other compensation for your services to the Company, an award of Restricted Stock (the “Award”) consisting of the number of Restricted Shares set forth above in accordance with the terms and conditions set forth herein and in the Plan.

2. Escrow of Restricted Shares. The Company shall evidence the Restricted Shares in the manner that it deems appropriate. The Company may issue in your name a certificate or certificates representing the Restricted Shares and retain such certificate(s) until the restrictions on such Restricted Shares expire as described in Section 5 or 6 of this Agreement or the Restricted Shares are forfeited as described in Section 4 and 6 of this Agreement. If the Company certificates the Restricted Shares, you shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. The Company shall hold the Restricted Shares and the related stock powers pursuant to the terms of this Agreement, if applicable, until such time as (a) a certificate or certificates for the Restricted Shares are delivered to you, (b) the Restricted Shares are otherwise transferred to you free of restrictions, or (c) the Restricted Shares are canceled and forfeited pursuant to this Agreement.

3. Ownership of Restricted Shares. From and after the time the Restricted Shares are issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement; provided, however, that the Company will retain custody of all dividends and distributions, if any (“Retained Distributions”), made or declared on the Restricted Shares (and such Retained Distributions shall be subject to forfeiture and the same restrictions, terms, vesting and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account. As soon as practicable, but no event later than sixty (60) days, following the lapse of the Forfeiture Restrictions (defined below) on such Restricted Shares, any Retained Distributions shall be delivered to the Grantee or to the Grantee’s legal guardian or representative, as applicable.

4. Restrictions; Forfeiture. The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as described in Section 5 or 6 of this Agreement. The Restricted Shares are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”). You hereby agree that if the Restricted Shares are forfeited, as provided in Section 5 or Section 6, the Company shall have the right to deliver the Restricted Shares to the Company’s transfer agent for, at the Company’s election, cancellation or transfer to the Company.

5. Expiration of Restrictions and Risk of Forfeiture. The restrictions on the Restricted Shares described in Section 4 of this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable, provided that, subject to Section 6, you remain in the employ of, or a service provider to, the Company or its Affiliates until the applicable dates set forth in the following schedule:

Number of Restricted Shares that Vest	Vesting Date

6. Termination of Employment or Services, Forfeiture and Change in Control.

(a) Termination Without Cause or for Good Reason. If your employment or service relationship with the Company or its Affiliates is terminated by the Company or its Affiliates without Cause (defined below) or due to a termination for Good Reason (defined below), then all Forfeiture Restrictions will lapse upon the date of such termination with respect to a fraction of the Restricted Shares for which the restrictions lapse on the next Vesting Date, with the numerator of such fraction being the number of days since the last Vesting Date (or if no Vesting Date has yet occurred, the Grant Date) and the denominator of such fraction being 365.

(b) Forfeiture. If your employment or service relationship with the Company or any of its Affiliates is terminated for any reason, then those Restricted Shares for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Shares shall be forfeited to the Company. Except as set forth in Section 6(c) below, the Restricted Shares for which the restrictions have lapsed as of the date of such termination shall not be forfeited to the Company.

(c) Termination for Cause. If your employment or service relationship with the Company or its Affiliates is terminated by the Company or its Affiliates for Cause, then all Restricted Shares, irrespective of whether the Forfeiture Restrictions have lapsed, shall become null and void and the Restricted Shares shall be forfeited to the Company as of the date of such termination for no consideration.

(d) Change in Control. Notwithstanding Section 6(a) above, if your employment or service relationship with the Company or its Affiliates is terminated within one (1) year following a Change in Control by the Company or its Affiliates without Cause or due to a termination for Good Reason, then all Forfeiture Restrictions will lapse with respect to 100% of the Restricted Shares upon the date of such termination.

(e) Effect of Other Agreements. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment, severance or change in control agreement between you and the Company or a similar plan or arrangement sponsored or maintained by the Company in which you participate (each, a “Related Agreement”), the terms of Section 6 shall control.

(f) Definitions. For purposes of this Agreement, the following terms shall be defined as such term within your Related Agreement. In the event that you do not have a Related Agreement or the Related Agreement does not define the terms, the terms shall be defined as below:

(i) “Cause” shall mean any of the following: (i) your commission of fraud, theft, or embezzlement against the Company or any of its direct and indirect subsidiaries (collectively, with the Company, the “Company Group”) or a breach of fiduciary duty with respect to any member of the Company Group; (ii) your failure or refusal (other than due to Disability) without proper legal cause to perform your duties or to follow the lawful directions of the Board or the Chief Executive Officer; (iii) your breach of this Agreement, or breach of any other written agreement between you and any member of the Company Group; (iv) your misconduct or gross negligence in the performance of duties to any member of the Company Group; (v) your breach or violation of any policy of any member of the Company Group, including all applicable codes of conduct and pertaining to sexual harassment, discrimination or insider trading; or (vi) any other act or omission by you that is, or can reasonably be expected to be, materially injurious to the Company or any other member of the Company Group, in each case as determined in good faith by the Board; provided, however, that if your actions or omissions as set forth in clauses (ii), (iii), (iv), (v) or (vi) above are of such nature that they may be cured, as determined by the Board in its sole discretion, such actions or omissions must remain uncured thirty (30) days after the Board has provided you written notice of the obligation to cure such actions or omissions in order for a termination to be deemed for Cause.

(ii) “Disability” shall mean you are unable to perform the essential functions of your position, after accounting for reasonable accommodation (if applicable and required by law), due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) days, whether or not consecutive.

(iii) “Good Reason” shall include: (i) a material reduction in your base salary; (ii) the relocation of the geographic location of your principal place of employment to a location more than fifty (50) miles from your principal place of employment at the time of the proposed relocation (excluding reasonably required business travel in connection with the performance of your duties); or (iii) a material diminution in your position, responsibilities or duties. Notwithstanding the foregoing, any assertion by you of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to your termination of employment must have arisen without your consent, (B) you must provide written notice to the Board of the existence of such condition(s) within ninety (90) days of the initial existence of such condition(s), (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice, and (D) the date of your termination of employment must occur within ninety (90) days following the Board’s receipt of such notice.

7. Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Shares during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

8. Delivery of Stock. Promptly following the expiration of the restrictions on the Restricted Shares pursuant to Section 5 or 6 of this Agreement, the Company shall cause to be issued and delivered to you or your designee a certificate or other evidence of the number of Restricted Shares as to which restrictions have lapsed (i.e., shares of Stock), free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be due pursuant to Section 9. The value of such shares of Stock shall not bear any interest owing to the passage of time.

9. Payment of Taxes.

(a) The Company may require you to pay to the Company (or the Company’s Affiliate if you are an employee of an Affiliate of the Company), an amount the Company deems necessary to satisfy its (or its Affiliate’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding, you may (a) direct the Company to withhold from the shares of Stock to be issued to you under this Agreement the number of shares necessary to satisfy the Company’s obligation to withhold taxes, which determination will be based on the shares’ Fair Market Value at the time such determination is made; (b) deliver to the Company shares of Stock sufficient to satisfy the Company’s tax withholding obligations, based on the shares’ Fair Market Value at the time such determination is made; (c) deliver cash to the Company sufficient to satisfy its tax withholding obligations; or (d) satisfy such tax withholding through any combination of (a), (b) and (c). If you desire to elect to use the stock withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company prescribes. If such tax obligations are satisfied under subparagraph (a) or (b), the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award. The Company, in its discretion, may deny your request to satisfy its tax withholding obligations using a method described under subparagraph (a), (b), or (d). In the event the Company determines that the aggregate Fair Market Value of the shares of Stock withheld or surrendered as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.

(b) None of the Company, the Board or the Committee has made any warranty or representation to you with respect to the income tax consequences of the grant or vesting of the Award or the transactions contemplated by this Agreement, and you represent that you are in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. You represent that you have consulted with, or have had the opportunity to consult with, any tax consultants that you deem advisable in connection with the grant of the Award. You may, at your discretion, make a tax election pursuant to Section 83(b) of the Code in connection with the grant of this Award (the “Section 83(b) Election”). You acknowledge that the filing of a Section 83(b) Election is extremely time sensitive and, if you decide to make such an election, such election must be filed with the Service Center of the Internal Revenue Service where you file Internal Revenue Service tax returns WITHIN 30 DAYS of the Date of Grant. In the event that you make a Section 83(b) Election, you shall promptly provide a copy of the Section 83(b) Election form to the Company. You further agree to indemnify and hold the Company harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from any of your actions or inactions with respect to the tax consequences of this Award.

10. Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock (including Restricted Shares) will be subject to compliance with all applicable requirements of U.S. federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable U.S. federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Stock available for issuance.

11. Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Sections 4 or 10 of this Agreement on all certificates representing shares issued with respect to this Award.

12. Right of the Company and Affiliates to Terminate Employment or Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any of its Affiliates, or interfere in any way with the rights of the Company or any of its Affiliates to terminate your employment or service relationship at any time.

13. Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14. Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

15. No Liability for Good Faith Determinations. Neither the Company nor any members of the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.

16. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

17. No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

18. Notice. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a business day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non- business day, then it shall be deemed to have been received on the next business day after it is sent, (c) on the first business day after such notice is sent by air express overnight courier service, or (d) on the second business day following deposit with an internationally-recognized overnight or second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Riley Exploration Permian, Inc.

c/o [•]

29 E. Reno Avenue, Suite 500

Oklahoma City, Oklahoma 73104

Email: [•]

If to Grantee, addressed to the following until an updated address is provided to the Company by Grantee:

[Grantee Name]

19. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

20. Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

21. Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

22. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

23. Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

24. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Appendices referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Appendices attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

25. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by U.S. federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such shares of Stock.

26. Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), all shares of Stock granted under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such shares of Stock. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without your consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

27. The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

28. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

29. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

30. Amendment. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces your rights shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

31. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and you in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Grantee has set his hand as to the date and year first above written.

RILEY EXPLORATION PERMIAN, INC.

Name: [NAME]
Title: [TITLE]

[GRANTEE NAME]

GRANTEE

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